MASTER SUB-ADMINISTRATION AGREEMENT

This Master Sub-Administration Agreement (“Agreement”) dated and effective as of July 31, 2017, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Transamerica Asset Management, Inc., a Florida company (the “Administrator”).

WHEREAS, each of the investment companies listed on Schedule A hereto (each such investment company and each investment company made subject to this Agreement in accordance with Section 27 below shall be referred to as a “Trust”) is an open-end management investment company currently comprised of multiple series, and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Administrator intends that this Agreement be applicable to each Trust and each of its series set forth on Schedule A hereto (such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 28 below, shall be referred to as a “Fund” and collectively, the “Funds”);

WHEREAS, each Trust has retained the Administrator, under a management agreement, to furnish among other services certain administrative services to the Funds; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trusts and Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to each Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

Each Trust currently consists of the Funds and their respective classes of shares as listed in Schedule A to this Agreement.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to the Trust and/or the Administrator and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Management Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	Where information provided by the Administrator, the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator or the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information; and

g.	With respect to the Trust:

(1)	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator or the Trust and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.

The parties may agree that Sub-Administrator will provide additional services to the Administrator. The Sub-Administrator shall perform such other services for the Trust that are mutually agreed to by the parties in writing from time to time, which may be required to be in the form of an amendment to this Agreement, for which the Administrator will pay such fees, including the Sub-Administrator’s reasonable out-of-pocket expenses, as may be mutually agreed upon in writing. Sub-Administrator will not begin performing any additional service until the parties have agreed in writing upon the terms and conditions of such additional service. Upon the parties’ written agreement to add the additional services, such additional services shall be included within the scope of the services to the same extent and in the same manner as if specifically described above. Such additional services may include, subject to the Sub-Administrator being able to perform the services for such fees that are mutually agreed upon and the services being those that are customarily performed by the Sub-Administrator as an administrator, services requested by the Administrator and related to the Administrator receiving a ruling, order, enforcement action or similar directive from a regulatory body or court of law.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein. Furthermore, the Sub-Administrator represents and warrants that it conducts background checks on employees as part of its standard hiring practices and based on applicable regulatory requirements. Sub-Administrator shall not knowingly assign, nor remain to allow assigned, any personnel to Administrator’s account or otherwise permit any of its personnel to have access to personal information, as defined in Section 17 below, who have been found to have engaged in criminal acts that involve fraud, dishonesty, or breach of trust, or that constitute a felony under applicable law.

The Sub-Administrator shall reasonably cooperate with the Administrator in its interaction with sub-advisers of the Trusts and other third parties with respect to the provision of the services hereunder.

6.	COMPENSATION OF SUB-ADMINISTRATOR; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator or Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Trust’s behalf or at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent provided that the Trust or the Administrator gives its prior written consent.

The Administrator acknowledges and agrees that the Administrator and/or the Trust, as the case may be, will bear all expenses that are incurred in the operation of the Trust and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Trust expenses not assumed by the Sub-Administrator, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator or the Trust or his or her designee for instructions or the independent accountants for the Administrator or Trust, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Administrator or the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith and with reasonable care and without negligence in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Trust. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1 The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall act in good faith and with reasonable care and without negligence in carrying out the provisions of this Agreement (the “Standard of Care”). The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator for the Administrator. , unless such loss, damage or expense is caused by or results directly from Sub-Administrator’s (i) failure to perform its obligations under this Agreement in accordance with the Standard of Care; or (ii) its negligence, fraud, criminal acts, bad faith or willful or intentional misconduct. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting directly from its failure to perform its obligations under this Agreement in accordance with the Standard of Care, or its negligence, bad faith, fraud, criminal act or willful or intentional misconduct.

8.2 In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each contract year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and any Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.. “Compensation Period” shall mean the contract year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred.

8.3 The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in accordance with the Standard of Care, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

8.4 Administrator’s aggregate liability during the term of this Agreement arising out of or resulting from the performance and non-performance of its obligations hereunder shall be limited to direct damages incurred by Sub-Administrator for each event that is the subject matter of a claim or cause of action. The Sub-Administrator agrees that for services rendered under this Agreement, or for any claim by the Sub-Administrator in connection with services rendered under this Agreement, regardless of whether such claim is in the nature of contract, tort or otherwise, the Sub-Administrator will look to the Administrator, not the Trusts, for satisfaction.

8.5 In no event shall either party be liable for any indirect, special or consequential damages of any kind or nature whatsoever (including loss of profit, goodwill, reputation, business opportunity or anticipated savings, or losses arising from any special circumstances of the other party or any other person) arising under this Agreement or under law or otherwise in connection with or in any way related to this Agreement or the subject matter hereof (including the provision of the services, and the performance, non-performance or breach of any obligation or duty owed by a party) whether or not such party (including each party’s relevant affiliates) has been advised of, or otherwise might or should have anticipated, the possibility or likelihood of such damages. The limitations of liability set forth in this Section 8 shall apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, and shall survive failure of an exclusive remedy.

8.6 The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

8A.	CONDUCT OF CLAIMS

In connection with any indemnification provided hereunder, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a claim, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted.

Within thirty (30) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any claim at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a claim with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a claim at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a claim is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the claim is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld.

9.	CONFIDENTIALITY

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. All confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement) or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	[RESERVED]

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that the Administrator and Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

The Sub-Administrator shall comply with all laws and regulations applicable to it as such laws and regulations relate to the Sub-Administrator’s performance of the services hereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. The Sub-Administrator shall provide the Administrator with copies of periodic SSAE 16 reports that include a review of the Sub-Administrator’s operations that relate to the services provided hereunder. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Trust by state or federal regulatory agencies, to produce the records of the Administrator or Trust or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s time and reasonable expenses, as well as the reasonable fees and expenses of the Sub-Administrator’s counsel incurred in such production, such amounts to be agreed upon by the parties prior to the Sub-Administrator responding to such request, order or requirement, to the extent time permits and/or to the extent permitted by applicable law.

12.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Trust from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator or the Trust.

13.	EFFECTIVE PERIOD AND TERMINATION

13.1 This Agreement shall remain in full force and effect for an initial term ending five (5) years from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

13.2 During the Initial Term and thereafter, this Agreement may be terminated only by provision of a notice of nonrenewal as set forth above or by mutual written agreement of the parties. Notwithstanding the preceding sentence, either party may terminate this Agreement by providing one hundred and twenty (120) days written notice to the other party in any of the following circumstances: (a) a material breach (including non-payment of fees or expenses by the Administrator) of this Agreement by the party to be terminated that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors (and in the event of any involuntary case, such case is not discharged within ninety (90) days); or (d) solely with respect to the Sub-Administrator, that it shall be indicted for a crime, or shall suffer any other material adverse change in its conditions, operations or professional reputation that is determined by the Administrator in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Administrator. In addition, either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) a receiver, conservator or similar officer is appointed for the other party and such conservatorship or receivership is not discharged within ninety (90) days. In addition, this Agreement may be terminated by the Administrator immediately in the event of the appointment of a conservator or receiver for the Sub-Administrator by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

13.3 In the event of termination or non-renewal of this Agreement, the Administrator will promptly pay the Sub-Administrator its compensation due through the date of such termination and shall reimburse the Sub-Administrator for its costs, expenses and disbursements through the date of such termination. In the event of: (i) the Administrator’s termination of this Agreement with respect to any Trust or its Fund(s) for any reason other than as set forth in Section 13.2 or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to a Trust or Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to such Trust or Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. For the avoidance of doubt, provided that the Administrator has provided one hundred and twenty (120) days prior written notice of termination to the Sub-Administrator, no payment will be required pursuant to clause (ii) of this Section 13.3 in the event of any transaction such as (a) the liquidation or dissolution of a Trust or Fund and the distribution of such Trust’s or Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or Fund is no longer viable, (b) a merger of a Trust or Fund into, or the consolidation of a Trust or Fund with, another entity, or (c) the sale by a Trust or Fund of all, or substantially all, of its assets to another entity.

13.4 Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund. In the event that this Agreement is terminated or not renewed for any reason, the Sub-Administrator shall provide such termination assistance as may be reasonably requested by the Administrator and mutually agreed to, for such compensation as may be agreed to.

14.	EMPLOYMENT OF OTHERS

The Sub-Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Sub-Administrator, as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement without the consent of the Administrator; provided, however that the compensation of such person or persons shall be paid by the Sub-Administrator and the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of the Agreement, the Sub-Administrator and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additions provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

Transamerica Asset Management, Inc.

1801 California Street, Suite 5200

Denver, Co 80202

Attn: TAM – Legal

Telephone: 720-493-4256

If to the Sub-Administrator:

STATE STREET BANK AND TRUST COMPANY

801 Pennsylvania Avenue

Tower I, 3rd Floor

Kansas City, Missouri 64105

Attention: Brian D. O’Sullivan, Senior Vice President

Telephone: 816-871-3292

Facsimile: 816-871-3416

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, which consent shall not be unreasonably withheld.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

20.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program, in compliance with the laws of the Commonwealth of Massachusetts and any other applicable laws and regulations, that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. For the avoidance of doubt, “personal information” shall include (i) all “personal information” as defined in Section 17.02 of the Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts (201 CMR 17), and (ii) any “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999, each as may be amended from time to time.

If the Sub-Administrator discovers that unauthorized disclosure of personal information in the possession of the Sub-Administrator or its agents has occurred which requires notification to (a) the Administrator and (b) the affected individuals under applicable law, then the Sub-Administrator will, as soon as practicable and at Sub-Administrator’s own expense, (i) notify the Administrator of the nature of the breach and reasonably cooperate with Administrator’s requests for information; (ii) in coordination with the Administrator, notify the affected individuals of such unauthorized disclosure to the extent required by applicable law; (iii) investigate and address the unauthorized disclosure; and (iv) advise the Administrator as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures. This provision will survive termination or expiration of the Agreement for so long as the Sub-Administrator continues to possess or have access to personal information related to the Trust.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g. faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.	ADDITIONAL TRUSTS

In the event that any management investment company in addition to those listed on Schedule A hereto desires to have the Sub-Administrator render services under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

28.	ADDITIONAL FUNDS

In the event that any Trust establishes one or more funds in addition to the Funds listed on Schedule A with respect to which it desires to retain the Sub-Administrator to act as Sub-Administrator under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.

29.	SERVICE LEVEL DOCUMENTS

The Administrator and the Sub-Administrator may from time to time, in good faith, agree on certain performance measures by which the Sub-Administrator is expected to provide the services contemplated by this Agreement (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree Service Level Documents reflect performance measures as opposed to specific contractual obligations, except as may be otherwise agreed to.

30.	BUSINESS CONTINUITY/DISASTER RECOVERY

In the event of equipment failure, data corruption, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Sub-Administrator’s control, the Sub-Administrator shall take reasonable steps to minimize service interruptions. The Sub-Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trusts; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Sub-Administrator shall discuss with the Administrator any business continuity/disaster recovery plan of the Sub-Administrator and/or provide a high-level presentation summarizing such plan.

31.	INSURANCE

The Sub-Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate. Upon the Administrator’s reasonable request, which in no event shall be more than once annually, the Sub-Administrator shall furnish to the Administrator a summary of the Sub-Administrator’s applicable insurance coverage.

32.	FORCE MAJEURE

Each party will be excused from performance under the Agreement for any period and to the extent (and only to the extent) that it is prevented from or delayed in performing any obligations pursuant to the Agreement, in whole or in part, as a result of a Force Majeure Event. If either party is prevented from, or delayed in performing any of its obligations under the Agreement by, a Force Majeure Event, it shall promptly notify the other party verbally (to be confirmed in writing within twenty-four (24) hours of the inception of the delay) of the occurrence of a Force Majeure Event and shall describe, in reasonable detail, the circumstances constituting the Force Majeure Event and the obligations, the performance of which are thereby delayed or prevented. The party claiming that a Force Majeure Event has occurred shall continue to use commercially reasonable efforts to mitigate the impact or consequence of the event on the other party and to recommence performance whenever and to whatever extent possible without unreasonable delay. The affected party shall provide the other party with daily updates (and more frequent updates if requested) as to the status of its efforts to recommence performance and written notice upon conclusion of the Force Majeure Event. A Force Majeure Event occurs when either party is unable, other than as may arise from its own negligence or willful misconduct, to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, or equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

33.	ANTI-CORRUPTION COMPLIANCE

The Sub-Administrator represents and warrants that it maintains policies, procedures and controls that are reasonably designed to prevent Sub-Administrator personnel from engaging in corrupt, unfair or fraudulent practices in connection with the provision of the services hereunder, including, but not limited to, the Sub-Administrator or its personnel accepting bribes or making offers, payments, or promise to pay to any person, including, but not limited to, an executive, official, employee or agent of (i) a governmental department, agency or instrumentality, (ii) a wholly or partially government-owned or controlled company or business, or (iii) a political party (collectively, “Government Official”), for the purpose of influencing any act, decision or failure to act by such persons or a Government Official or securing an improper advantage in order to obtain, retain or direct business. The Sub-Administrator’s anti-corruption compliance program is rooted in the Sub-Administrator’s corporate Standard of Conduct and a fundamental requirement contained therein that Sub-Administrator employees must conduct themselves in a manner consistent with the highest level of legal, ethical and professional integrity. The program includes employee training and awareness and risk based procedural controls at the business unit level, pre-clearance approval of expenditures made to or for the benefit of government officials and employees through a centralized Ethics Office function, and recordkeeping controls.

34.	AUDITS; REGULATORY EXAMINATIONS

During the term of this Agreement, Sub-Administrator shall provide to Administrator and to its internal and external auditors, inspectors, regulators and other authorized representatives of the Administrator access to Sub-Administrator’s books and records and locations where it performs services for the purpose of conducting financial, operational, regulatory audits. Such audits shall be conducted at the Administrator’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Sub-Administrator’s regular business hours and upon advance notice to the Sub-Administrator and, except as otherwise agreed to by the parties or for regulatory audits, no more frequently than twice a year. Audits will be conducted with representatives of the Sub-Administrator present at all times. The Administrator’s representatives will comply with all standard safety, confidentiality and security procedures of the Sub-Administrator. In connection with such audits, the Administrator’s representatives shall not attempt to access, nor will they review, the records of any other clients of the Sub-Administrator and the Administrator shall conduct the visit/inspection in a manner that will not interfere with the Sub-Administrator’s normal and customary conduct of its business activities, including the provision of services to the Administrator and to other clients. The Sub-Administrator shall have the right to immediately require the removal of any Administrator’s representatives from its premises in the event that their actions, in the reasonable opinion of the Sub-Administrator, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Sub-Administrator. The Sub-Administrator may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Sub-Administrator may also reasonably require any of the Administrator’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. Nothing contained herein shall obligate the Sub-Administrator to provide access to or otherwise disclose: (i) any information that is unrelated to the Administrator or the Trusts and the provision of the services hereunder; (ii) any information that is treated as confidential under the Sub-Administrator’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; (iii) any other documents, reports or other information that the Sub-Administrator is obligated to maintain in confidence by contract, by its regulators or otherwise as a matter of law, legal privilege or regulation; or (iv) access to the extent that such access would, in the Sub-Administrator’s reasonable opinion, compromise the security of its technology systems or the confidentiality of its customers.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Vincent J. Toner
Name:	Vincent J. Toner
Title:	Vice President, Fund Administration and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Sub-Administration Agreement

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Transamerica ETF Trust

DeltaShares S&P 500 Managed Risk ETF (DMRL)

DeltaShares S&P 400 Managed Risk ETF (DMRM)

DeltaShares S&P 600 Managed Risk ETF (DMRS)

DeltaShares S&P International Managed Risk ETF (DMRI)

DeltaShares S&P Emerging Plus & Managed Risk ETF (DMRE)

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SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Treasury Services as described in Schedule B1 attached hereto;

II.	Tax Services as described in Schedule B2 attached hereto;

III.	Legal Services as described in Schedule B3 attached hereto;

IV.	[Reserved];

V.	CFTC Services as described in Schedule B5 attached hereto;

VI.	[Reserved]; and

VII.	[Reserved].

Schedule B1

Treasury Services

a.	Prepare for the review by designated officer(s) of the Administrator or the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Administrator’s or the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Administrator or the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Administrator or the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Administrator or the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator or the Trust;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator; and

B1-1

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

SCHEDULE B2

Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Administrator’s or the Trust’s independent accountants and execution and filing by the Administrator’s or the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

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SCHEDULE B3

Legal Services

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, attend Board meetings and prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars and assist the Trust’s legal counsel in the preparation of board materials and assembly of the board books;

e.	[Reserved];

f.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

g.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

B3-1

SCHEDULE B4

[Reserved]

B4-1

SCHEDULE B5

CFTC Services

Subject to the authorization and direction of the Administrator or the Trust, State Street will provide the CFTC Services set forth on Schedule B5(i) (the “CFTC Services”) to assist the Funds, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Sub-Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B5(i). These responsibilities do not include: (i) determination of the Trust’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Trust’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Administrator or Trust uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Administrator should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Administrator currently subscribes to fund administration legal services with the Sub-Administrator, the CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Administrator. The Administrator is responsible for providing authorization and direction to the Sub-Administrator with respect to the CFTC Services. The Administrator is responsible for arranging, in each case where appropriate, for the review and comment by Administrator’s or the Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Sub-Administrator. In addition, the Administrator is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

The Administrator shall be responsible for accurately and timely supplying the Sub-Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Sub-Administrator to provide the CFTC Services, and any information requested by the Sub-Administrator in connection with the foregoing. The Sub-Administrator is authorized and instructed to rely upon the information it receives from the Administrator, the Trust or any third party (including, without limitation, the Trust’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Trust) authorized by the Administrator or the Trust to provide such information to the Sub-Administrator and on any instructions received from the Administrator or the Trust. The Administrator, the Trust and any third party from which the Sub-Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Sub-Administrator shall be entitled to rely on such records, reports and other data as provided to the Sub-Administrator by the

B5-1

Administrator, the Trust or any third party, and any instructions provided to the Sub-Administrator by the Administrator or the Trust, and shall have no responsibility for making any interpretive determinations with respect thereto. The Sub-Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Administrator or the Trust as a result of the Sub-Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Administrator or the Trust or such third party. The Sub-Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Administrator, the Trust or any third party to provide it with the information required.

SCHEDULE B5(i)

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Administrator or the Trust and, in each case where appropriate, the review and comment by Administrator’s or the Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Administrator or the Trust and the Sub-Administrator, the Sub-Administrator will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Trust’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

B5(i)-1

SCHEDULE B6

[Reserved]

B6-1

SCHEDULE B7

[Reserved]

B7-1